Exhibit 99.1
For additional information contact:                                                                     Andrew Moreau 501-905-7962
                    Vice President – Corporate Communications
                    andrew.moreau@alltel.com

                    Tim Hicks 501-905-8991
                    Director – Investor Relations
                    alltel.investor.relations@alltel.com

Release Date:                                                                                                   Oct. 29, 2007

Alltel Communications, Inc. and Alltel Ohio Limited Partnership Receive Requisite Consents In Tender Offers and Consent Solicitations for Outstanding Debt Securities

LITTLE ROCK, Ark., October 29, 2007 – Alltel Corporation (“Alltel”) today announced that its wholly-owned subsidiaries, Alltel Communications, Inc. (“ACI”) and Alltel Ohio Limited Partnership (“Alltel Ohio” and, together with ACI, the “Issuers”) had received, as of 5:00 p.m., New York City time, on October 26, 2007 (the “Consent Payment Deadline”), tenders and consents from holders of approximately $26,061,000 (or approximately 66.86 percent of the aggregate principal amount) of ACI's 6.65 percent Senior Notes due 2008, $49,202,000 (or approximately 92.88 percent of the aggregate principal amount) of ACI's 7.60 percent Senior Notes due 2009 and $280,038,000 (or approximately 94.18 percent of the aggregate principal amount) of Alltel Ohio's 8.00 percent Notes due 2010, all pursuant to their previously announced cash tender offers and consent solicitations for the securities.

As a result of the receipt of the requisite consents for each series of securities, each Issuer expects to enter promptly into a supplemental indenture incorporating the proposed amendments, which eliminate or make less restrictive certain restrictive covenants and conditions to defeasance, as well as certain events of default with respect to certain series of securities, and related provisions in the relevant indentures governing the securities.  Each supplemental indenture will become operative upon acceptance and payment by the relevant Issuer of the tendered securities.

The Consent Payment Deadline with respect to the tender offers and consent solicitations has now passed and withdrawal rights have terminated.  Holders of securities who have not already tendered their securities may do so at any time at or prior to 8:00 a.m., New York City time, on November 13, 2007, unless extended or earlier terminated by the relevant Issuer (the “Expiration Date”), but such holders will only be eligible to receive the applicable tender offer price, which is an amount equal to the applicable total consideration less the consent payment, for their securities.  In each case, holders whose securities are accepted for payment in the tender offers will receive accrued and unpaid interest in respect of such purchased securities to, but not including, the applicable settlement date.

As previously announced, the price determination date will be 2:00 p.m., New York City time, on November 7, 2007, or if a tender offer is extended, the second business day before the applicable Expiration Date.  Securities that are purchased in each tender offer will be paid for promptly after the applicable Expiration Date.

The tender offers and consent solicitations are subject to the satisfaction or waiver of certain conditions, including closing of the proposed merger between Alltel and an affiliate of private investment funds TPG Partners V, L.P. and GS Capital Partners VI, Fund, L.P.   Further details about the terms and conditions of the tender offers and consent solicitations are set forth in the Issuers' Offer to Purchase and Consent Solicitation Statement dated October 15, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent.

Citi and Goldman, Sachs & Co. are acting as dealer managers for the tender offers and as solicitation agents for the consent solicitations. For additional information regarding the terms of the tender offers and consent solicitations, please contact: Citi at (800) 558-3745 (toll-free) or Goldman, Sachs & Co at (877) 686-5059 (toll free). Requests for documents may be directed to Global Bondholder Services, which is acting as the depositary and information agent for the tender offers and consent solicitations, at (866) 540-1500 (toll-free).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities.  The tender offers and consent solicitations are being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent, which set forth the complete terms of the tender offers and consent solicitations.

Alltel is owner and operator of the nation's largest wireless network and has more than 12 million wireless customers.

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